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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------

                                   FORM 10-SB
                          as amended by Form 10-SB/A-1

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                 OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 BENTHOS, INC.
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                (Name of Small Business Issuer in Its Charter)


              Massachusetts                                04-2381876
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     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                      Identification No.)


49 Edgerton Drive, Falmouth, Massachusetts                      02556
-------------------------------------------------    ---------------------------
 (Address of Principal Executive Offices)                     (Zip Code)


                                 508-563-1000
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               (Issuer's Telephone Number, Including Area Code)


          Securities to be registered under Section 12(b) of the Act:


                                    Name of Each Exchange on
     Title of Each Class            Which Each Class is to be
     to be so Registered            Registered

            None

          Securities to be registered under Section 12(g) of the Act:

                        Common Stock, $.0667 par value
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     This registrant hereby withdraws this registration statement. This withdrawal is filed with a view to refiling an amended registration statement in response to the staff comment letter dated November 20, 1996.

                                  SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    BENTHOS, INC.



                                    By /s/ JOHN L. COUGHLIN
                                       ------------------------
                                         John L. Coughlin,
                                          President



Date: November 22, 1996